EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Nauticus Robotics, Inc. and subsidiary (the “Company”) of our report dated April 9, 2024, relating to our audit of the consolidated financial statements appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the prospectus and prospectus supplement which is part of this Registration Statement.

/s/ Whitley Penn LLP

Houston, Texas

February 3, 2025